Exhibit 6.11

ASSET PURCHASE AGREEMENT

BY AND AMONG

JET X AEROSPACE LLC

AN ILLINOIS LIMITED LIABILITY COMPANY

AND

ASI AVIATION, INC.

A NEVADA CORPORATION

AND THE

SELLER MEMBERS

Dated: October 19 2020

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated October 19, 2020 (the “Effective Date”), is entered into by and among Jet X Aerospace LLC, an Illinois limited liability company (“Seller” or “Company”), ASI Aviation, Inc., a Nevada Corporation (“Buyer”), and the Seller Members. Buyer, Seller and the Seller Members each are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Seller and Seller Members are in the business of selling and distributing new and used airplane equipment and related services (the “Business”).

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the tangible and intangible Assets (as defined in Section 2.1) used in, held for use in or held for the benefit of the Business.

C. Buyer, Seller and Seller Members desire to enter into this Agreement to effect the purchase and sale of the Assets free and clear of all liens and encumbrances, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency are hereby acknowledged, and intending to be legally bound hereby, Buyer and Seller hereby agree as follows:

ARTICLE I DEFINITIONS; RECITALS

1.1 Defined Terms. As used in this Agreement (including, without limitation, the preamble and Recitals set forth above), the capitalized terms set forth in Appendix I shall have the respective meanings specified therein. Capitalized terms used in this Agreement but not defined in Appendix I shall have the respective meanings specified herein.

1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated; (b) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) the Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement; (h) any law defined or referred to herein or in any agreement or instrument that is referred to herein means such law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor laws; (i) references to a Person are also to its successors and permitted assigns; (j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and (k) the headings or captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement, nor affect its meaning, construction, or effect. The recitals and prefatory phrases and paragraphs set forth in this Agreement are hereby incorporated in full and made a part of this Agreement.

ARTICLE II PURCHASE AND SALE

2.1 Purchase and Sale of Assets.

(a) On the Closing Date, Seller agrees to sell, assign, transfer, convey and deliver to Buyer and Buyer agrees to accept and purchase from Seller, 100% of Seller’s right, title and interest in and to all of the Assets, excluding the Excluded Assets (as defined in Section 2.1(b) below), that are owned, used or held for use in connection with, or required for the conduct of the Business, and such purchase and sale being deemed to be effective at the Closing Date. The Assets, which shall be specifically itemized in an exhibit to the Bill of Sale, Assignment and Assumption Agreement, the form of which is attached hereto as Exhibit A, shall include, but not be limited to, the following:

(i) all tangible assets and properties owned, used or held for use by Seller (except personal property), including machinery and equipment, tools, furniture, office equipment, furnishings and fixtures and machinery a certain GMC Express truck and equipment under order or construction;

(ii) all Inventories owned, used or held for use by Seller in connection with the Business, as set forth on Exhibit A (Seller Assets);

(iii) all Receivables;

(iv) all credits, prepaid expenses, deferred charges, advance payments, security deposits and deposits owned, used or held for use by Seller;

(v) the cash on hand and prepaid expenses of Seller as of the Closing Date;

(v) all Intellectual Property of Seller;

(vi) all right, title and interest in and to any and all trade secrets, confidential and Proprietary Information, and know-how, including without limitation methods, processes, business plans, schematics, concepts, software and databases (including source code, object code and algorithms), customized application programs, end-user application programs, Seller-hosted software platforms, formulae, drawings, prototypes, models, designs, design methodologies, devices, technology, patents, if any, research and development and customer information and lists, technology, and processes, as well as any other information that may be deemed a trade secret under applicable law, whether or not in written form, which are owned, used, licensed, or otherwise controlled by Seller;

(vii) except for the Contracts identified as excluded contracts as set forth on Schedule 2.1(a)(vi) (the “Excluded Contracts”), any and all written or oral contracts, leases (including lease security deposits), licenses, agreements, arrangements, commitments, instruments or understandings pertaining to the Assets or the Business (the “Assumed Contracts”);

1

(viii) all Permits (to the extent that such Permits are transferable to Buyer);

(ix) copies (including electronic copies) of all of Seller’s books, records, ledgers, files, documents (including originally executed copies of Assumed Contracts and Assumed Obligations), customer and supplier lists, correspondence, memoranda, forms, lists, plats, architectural plans, drawings and specifications, copies of documents evidencing Trade Names, new product development materials, creative materials, advertising and promotional materials, studies, reports, sales and purchase correspondence, books of account and records relating to the employees, photographs, quality control records and procedures, equipment maintenance records, manuals and warranty information, research and development files, in each case, whether in hard copy, electronic or magnetic format;

(x) all rights or causes of action arising out of occurrences before or after the Closing Date, including third party warranties and guarantees and all related Claims, credits, rights of recovery and set-off and other similar contractual rights, as to third Persons held by or in favor of Seller;

(xi) all rights to insurance and condemnation proceeds relating to the damage, destruction, taking or other impairment of the Assets or the Business;

(xii) all telephone numbers and email addresses of the Business;

(xiii) all other intangible property relating to the Business; and

(xiv) all books, records, accounting software and copies all notes receivable of Seller, including work in progress.

(b) Excluded Assets. Anything to the contrary in Section 2.1(a) notwithstanding, the Assets shall exclude and Buyer shall not purchase:

(i) Seller’s or Seller Members’ personal effects and property;

(ii) the corporate seals, minute books, stock transfer books, general ledger and other accounting records (except as otherwise provided herein), other records related exclusively to the corporate organization, existence or share capitalization of Seller, its affiliates, and subsidiaries (however, Buyer may make and keep copies of certain financial and other records obtained during its review of Seller’s books and records);

(iii) the Excluded Liabilities; and

(iv) any of the assets, properties, privileges, claims and rights, if any, identified on Schedule 2.1(b) (collectively, the “Excluded Assets”).

(c) Assumed Obligations. Seller shall assign, and Buyer shall assume and agree to discharge as of the Closing Date, only the following Liabilities and obligations (collectively, the “Assumed Obligations”) in respect of the Assets:

(i) The Buyer shall assume Accounts Payables as mutually agreed, not to exceed $400,000 due at time of Closing;

2

(ii) all obligations of Seller arising after the Closing Date under the Assumed Contracts, but only to the extent of the executory portions of such contracts that arise after the Closing Date;

(iii) all obligations for utilities, including water, sewer, telephone, electricity and gas service, servicing any of the Assets that relate to the provision of such after the Closing Date; and

(iv) all Accounts Payable as mutually agreed incurred prior to the Closing which selection will be limited to those specifically set forth on the list of Accounts Payable identified on Schedule 2.1(c)(iv) (the “Accounts Payable List”), or otherwise incurred in the Ordinary Course of Business prior to the Closing but not set forth on the Accounts Payable List because the corresponding invoice was not available as of the time the Accounts Payable List was delivered. Exception will be any account payable without a related account receivable as of date of Closing.

Except as set forth in this Section 2.1(c), it is the express intent of the Parties that all Liabilities or other obligations in respect of the Business or Assets be retained and satisfied by Seller, and that no such Liabilities or other obligations constitute Assumed Obligations.

(d) Excluded Liabilities. Notwithstanding anything to the contrary contained herein, Seller shall retain and not assign and Buyer shall not assume any debts, obligations or Liabilities of Seller not expressly assumed pursuant to Section 2.1(c) hereof (the “Excluded Liabilities”). The Excluded Liabilities shall include all Liabilities and obligations of Seller not specifically assumed pursuant to Section 2.1(c), regardless of any disclosure to Buyer, including the following:

(i) Revolving line of credit issued by Heartland Bank and Trust;

(ii) Heartland Bank and Trust Short term capital note;

(iii) Any and all Heartland Bank and Trust Current Liabilities and long term Liabilities;

(iv) Any and all Officer Loans payable to David Carver, Jason Carver and Demetri Xydas;

(v) all Liabilities of Seller to any employee or contractor of Seller (which shall include compensation, severance payments, accrued vacation, profit-sharing, 401(k) and similar contributions and any bonus and/or incentive payments);

(vi) all obligations or Liabilities (including Liabilities under ERISA or COBRA), in respect of any employee pension or benefit plan or program except to the extent that as such obligations and liabilities reflected in the Assumed Contracts or Assumed Obligations;

(vii) all obligations or Liabilities in respect of any employees, consultants, agents, contractors or advisors pursuant to any oral or written consulting, employment, agency, independent contractor, change in control, severance or similar agreement or arrangement, accrued sick leave or paid-time off obligations, except as such obligations and Liabilities (i) are reflected in the Assumed Contracts and relate to periods following the Closing Date, or (ii) are included in the Assumed Obligations; All Excluded Liabilities shall be the responsibility of Seller, and Seller and the Seller Members agree to jointly and severally indemnify and hold Buyer harmless against any Excluded Liabilities, debts, obligations, claims or damages therefrom, costs and expenses relating thereto.

3

ARTICLE III PURCHASE PRICE

3.1 Purchase Price.

(a) Purchase Consideration. Subject to the terms and conditions of this Agreement, in reliance on the representations and warranties of Seller herein contained, and in consideration of the sale, conveyance, transfer, delivery, execution and assumption of (i) the Assets, and (ii) the Assumed Obligations, Buyer agrees to pay to the Seller an aggregate purchase price of Three Million and 00/100 ($3,000,000.00) Dollars (the “Purchase Price”), which shall consist of:

i.	One Million Five Hundred Thousand and 00/100 ($1,500,000.00) Dollars in cash to be paid against Company Liabilities; specifically:

a.	Payment to Heartland Bank and Trust of $930,000 for the satisfaction and settlement in full of all loans, notes and other obligations in any form owed by Seller to Heartland Bank and Trust. Buyer has arranged for the transfer to Heartland Bank and Trust of a non-refundable deposit of $30,000, which was completed on September 21, 2020. Buyer will arrange for the balance payment of $900,000 to be made to Heartland Bank and Trust upon the Closing date. Heartland Bank and Trust, Seller and Buyer shall, prior to the Closing Date, enter into an escrow agreement (the “Escrow Agreement”) which will require (i) Buyer to fund the $900,000 Purchase Price balance into an escrow account (the “Escrow Account”) and (ii) Heartland Bank and Trust to place in escrow a release of liens against all collateral of Seller (the “Lien Release”).

b.	$400,000 payment for satisfaction or assumption of agreed to current and/or long term Liabilities of Seller at Closing; and

c.	$170,000 payment for satisfaction or assumption of outstanding credit debts to be paid directly by Buyer to those persons in those amounts specified on Schedule 3.1 (a)(i)(c).

ii.	Subject to current valuation from appraisal of Seller’s spare parts inventory in an amount greater than $2,800,000, such amount to be mutually agreed to by Buyer and the Seller Members, Buyer will issue to Seller or its designees its restricted common stock in the amount of 1,500,000 shares, as of the Closing Date. For purposes herein, each share of Buyer’s common stock shall be valued at $1.00 per share, the price at which Buyer has first offered its common stock for public sale in its Regulation A qualified offering made pursuant to the Securities Act of 1933, as amended. Buyer will accomplish a complete updated appraisal of Seller’s existing spare parts inventory.

4

iii.	Should Buyer not meet the conditions to closing per 9.1(h) by the Outside Date, Buyer may propose to modify this Article III, 3.1(a) i, a.b.c. and ii cash and stock ratio, and section 2.1(c) subject to mutual written agreement between Buyer and Seller. Without such agreed modification this agreement shall expire at the end o

iv.	Employment contracts for the Seller Members to be mutually agreed to by Buyer, Seller and the Seller Members, such employment agreements to include:

a.	David Carver, Jayson Carver and Demetri Xydas will be contracted employees of Buyer, or of the to-be-formed operating subsidiary (“Newco”) into which the Assets will be placed following the Closing, for a 5-year term; with Buyer having an additional option to maintain the employees for an additional 3-year term (total of 8 years) subject to Newco financial results and individual performance and of Buyer board of directors approval.

b.	David Carver, Jayson Carver and Demetri Xydas will each be paid $120,000.00 annually, paid on a biweekly schedule, subject to, and beginning when, Newco achieves a net annual profit of $1,000,000.

c.	Health Insurance for David Carver, Jayson Carver and Demetri Xydas that mirrors the coverage that Seller provides for the Seller Members as of the date of Closing.

v.	Buyer and Seller agree to enter into a marketing agreement to continue marketing the spare parts sales on behalf of Buyer following the Closing Date. Such terms of the marketing agreement shall be in writing and mutually agreed upon between the parties.

vi.	If requested by Buyer, Seller agrees to transfer (1) the existing lease agreement, (2) title to any and all property, (3) any and all spare parts consignment agreements to Newco upon execution of this Agreement.

ARTICLE IV

Closing

4.1 Closing. The consummation of the transactions contemplated by this Asset Purchase Agreement (the “Closing Date”), including the payment of the Purchase Price (as defined in Section 3.1(a)) and the transfer and sale of the Assets pursuant to Section 2.1, shall take place within 30 days after execution of this Asset Purchase Agreement, subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), in such manner, including electronic transfer of required deliveries, as agreed to by the Parties, upon the date and time agreed to by the Parties and shall be effective as of 12:01 a.m. CST on the Closing Date, or at such other time or place and on such other date as the Parties hereto shall agree in writing. All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation required hereunder at the Closing, and none of such acts, deliveries or confirmations shall be effective unless and until the last of the same shall have occurred.

5

4.2 Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) Documents of transfer and assignment, each duly executed by Seller, conveying to Buyer good and marketable title to all of the Assets, subject only to the Permitted Liens and the Assumed Obligations including, but not limited to the Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit A.

(b) An Intellectual Property Assignment Agreement, a form of which is attached as Exhibit B, signed by each Person who provided Intellectual Property to Seller (which Person has not previously assigned such Intellectual Property to Seller).

(c) A certificate of Seller’s Secretary dated as of the Closing Date certifying (i) that attached thereto is a true and complete copy of the certificate of formation of Seller as in effect on the date of such certificate, certified by the Secretary of State of the State of Illinois; (ii) that attached thereto is a true and complete copy of the operating agreement of Seller as in effect on the date of such certificate; (iii) that attached thereto is a true and complete copy of all resolutions duly adopted by the officers, directors and Seller Members of Seller (as applicable) authorizing the execution, delivery and performance of this Agreement and the other Acquisition Documents, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect on the date of such certificate and are all of the resolutions adopted in connection with the transactions contemplated by this Agreement and the other Acquisition Documents; (iv) that attached thereto is a good standing certificate of Seller issued by the Secretary of State of the State of Illinois dated not more than five (5) days before the Closing; and (v) to the incumbency and specimen signature of each officer of Seller executing this Agreement and the other Acquisition Documents, and a certification by another officer of Seller as to the incumbency of the officer signing the certificate referred to in this clause (c).

(d) Such other instruments and documents as may reasonably be requested by Buyer to consummate the contemplated transactions and to vest Buyer with ownership of and title to the Assets, free and clear of all Encumbrances (other than the Permitted Liens), including such other deeds, bills of sale, assignments, certificates of title, documents, and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel.

4.3 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller or to third party creditors as directed by Seller:

(a) All payments to fully satisfy the Purchase Price (as defined in Section 3.1(a)) above;

(b) executed counterparts of each other Acquisition Documents to which Buyer or Seller is a party; and

(c) such other instruments, agreements and documents as may reasonably be requested by Seller.

6

4.4 Allocation. Within one hundred twenty (120) days after the Closing, Buyer shall provide Seller with an allocation of the Purchase Price (and any liabilities deemed assumed and other capitalized costs) among the Assets which allocation shall be acceptable to Seller (it being agreed that Seller shall not withhold approval unless such allocation either is not consistent with U.S. Applicable Law or reflective of fair market value of Assets). The parties shall file Internal Revenue Service Form 8594 with the IRS reflecting such allocation in accordance with Section 1060 of the Code, and shall assure that all federal, state, local and foreign Tax returns which they file reflect such allocation. Each party shall promptly provide the other party with any other information required to complete Internal Revenue Service Form 8594.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER MEMBERS

As an inducement to Buyer to enter into this Agreement, each of Seller and the Seller members, jointly and severally, hereby represents and warrants to Buyer on the date hereof and as of the Closing Date as follows in this Article V. The representations and warranties set forth in this Article V shall be unaffected by any investigation by Buyer, or the actual or imputed knowledge of Buyer, other than as specifically set forth in the disclosure schedules attached hereto.

5.1 Organization; Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois. Seller has delivered to Buyer copies of the Organizational Documents presently in effect for Seller. Schedule 5.1 contains a true and complete list of all of the officers and directors of Seller. Seller is not in violation of any provision of its articles of organization, or bylaws (each as amended to date).

5.2 Power; Authority. Seller has the full power and authority to (a) own and/or hold under lease its assets and properties, (b) carry on its business as currently conducted and as proposed to be conducted, and (c) execute and deliver this Agreement and the other Acquisition Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

5.3 Due Authorization. The execution and delivery by Seller of this Agreement and the other Acquisition Documents to which it is a party, (b) the performance by Seller of its obligations hereunder and thereunder, and (c) the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all necessary action by Seller, its managers, officers, and members, and each such authorization and approval remains in full force and effect.

5.4 Binding Obligations. This Agreement and the other Acquisition Documents to which Seller is a party have been duly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller, enforceable against Seller, in accordance with their respective terms.

5.5 No Consents. Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, Permit from any Governmental Authority or third party in order to consummate the transactions contemplated by this Agreement and the other Acquisition Documents.

5.6 Real Property. Schedule 5.6 lists and describes as of the date hereof all written leases, subleases, licenses, rental or occupancy agreements and other agreements (including all amendments) to lease, sublease, license or otherwise occupy or permit occupancy of, and describes all oral leases, subleases, licenses, rental or occupancy agreements pursuant to which Seller leases, subleases, licenses, or otherwise rents or occupies or has agreed to lease, sublease, license or otherwise occupy or permit occupancy of, any real property (each, a “Real Property Lease” and collectively, the “Leased Real Property”).

7

5.7 Assets. Seller has good, valid and marketable title to all of its properties and assets (whether real, personal, or mixed and whether tangible or intangible), and owns such free and clear of all Liens other than Permitted Liens. Seller has a valid and enforceable right to use all tangible items of personal property leased by or licensed to it, free and clear of all Liens other than Permitted Liens. All of Seller’s properties and assets have been maintained in accordance with good business practice and industry standards. Notwithstanding the foregoing, Buyer has had the opportunity to inspect the tangible personal assets of Seller, and accepts all such tangible personal assets, other than Inventory, “as-is”, where-is” and Seller provides no warranty regarding the condition or suitability for the purposes for which they are used or intended to be used. Except for the Excluded Assets, the Assets are the only properties and assets used or held for use in the Business.

5.8 Receivables. Schedule 5.8 contains an aged list of the Receivables showing separately those Receivables that as of such date had been outstanding for (a) thirty (30) days or less, (b) thirty-one (31) to sixty (60) days, (c) sixty-one (61) to ninety (90) days, and (d) more than ninety (90) days. Except for the Receivables, Seller has not made any loan or advance to any Person. All Receivables existing as of the date hereof arose, and as of the Closing will have arisen, from the provision of services to Persons not affiliated with Seller and in the Ordinary Course of Business and constitute or will constitute, as the case may be, only valid, undisputed claims of Seller not subject to valid claims of setoff or other defenses or counterclaims. Except for the Receivables, Seller has not made any loan or advance to any Person.

5.9 Intellectual Property. Schedule 5.9 sets forth a correct and complete list of all Intellectual Property used in Seller’s Business, including Patents, Trademarks, Trade Names, Domain Names, computer software, trade secrets (without extensive or revealing descriptions thereof), and copyrights, as well as all applications therefor, and all material unregistered Trademarks which are owned by Seller or used in the Business (the “Seller Intellectual Property Rights”).

5.10 Employee Benefit Plans and Contracts. There are no Plans, including any employee benefit plan maintained, established or sponsored by Seller, or which the Seller participates in or contributes to, which are subject to ERISA.

5.11 Employees; Labor Relations. Schedule 5.11 contains a true and complete list of all current employees, independent contractors and consultants of Seller.

5.12 Insurance; Sureties. Schedule 5.12 lists all insurance policies or binders of insurance issued in favor of Seller during the past five (5) years and sets forth a complete description of the nature and types of coverages provided, any deductibles and any unusual exclusions to coverage. Seller have delivered to Buyer true, correct and complete copies of all current insurance policies covering the Business and/or the Assets, all of which are in full force and effect. All premiums due and payable under all such policies have been paid and Seller is otherwise in full compliance with the terms of such policies.

5.13 Business Information. Schedule 5.13 sets forth accurate lists and summary descriptions of the following: (a) the name and address of each bank and other financial institution in which Seller currently maintains an account or, maintained an account at any time during the five (5) year period prior to the Closing Date (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto, (b) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of Seller, and (c) all names under which Seller has conducted any business during the last five (5) years.

8

5.14 Customers; Suppliers. Schedule 5.14 lists the customers of Seller (collectively, the “Major Customers”) and the suppliers of Seller (collectively, the “Major Suppliers”).

5.15 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller.

5.16 No Undisclosed Liabilities. Seller has no Liabilities or obligations which are material, individually or in the aggregate, which are not disclosed in the schedules to this Agreement or have otherwise been disclosed in writing to Seller, other than those incurred in the Ordinary Course of Business and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller and to the Seller Members on the date hereof and as of the Closing as follows:

6.1 Organization; Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

6.2 Power; Authority. Buyer has the full corporate power and authority to (a) own or hold under lease its assets and properties, (b) carry on its business as currently conducted and as proposed to be conducted, and (c) execute and deliver this Agreement and the other Acquisition Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

6.3 Due Authorization. Each of (a) the execution and delivery by Buyer of this Agreement and the other Acquisition Documents, (b) the performance by Buyer of its obligations hereunder and thereunder, and (c) the consummation of the transactions contemplated hereby and thereby has been duly authorized and approved by all necessary corporate action by Buyer, its directors, officers, and stockholders.

6.4 Binding Obligations. This Agreement and the other Acquisition Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

6.5 No Consents. Buyer has satisfied and completed to give any notice to, make any filing with, or obtain any authorization, consent, Permit or approval of any Governmental Authority or third party in order to consummate the transactions contemplated by this Agreement and the other Acquisition Documents.

6.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

9

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Further Assurances. At any time and from time to time (including after the Closing), the Parties hereto agree to (a) furnish upon request to each other such further assurances, information, documents, instruments of transfer or assignment, files and books and records as may be reasonably requested, (b) promptly execute, acknowledge, and deliver any such further assurances, documents, instruments of transfer or assignment, files and books and records as may be reasonably requested, and (c) do all such further acts and things as the other party hereto may reasonable request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

7.2 Delivery of Property Received by Seller After Closing. Seller agree that it shall transfer or deliver to Buyer, promptly after the receipt thereof, any cash or other property which they receive, directly or indirectly, after the Closing Date in respect of the Business that belongs to Buyer.

7.3 Buyer Appointed Attorney for Seller. Seller, effective at the Closing Date, hereby constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney of Seller, in the name of either Buyer or Seller (as Buyer shall determine in its sole discretion) but for the benefit of Buyer to institute and prosecute all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets. Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable.

7.4 Intellectual Property Matters. Seller will, at Buyer’s reasonable request, promptly perform all acts and execute all documents, irrevocable powers of attorney, certificates, affidavits, instruments and agreements, including instruments of assignment in forms suitable for recording with the United States Patent and Trademark Office, The United States Copyright Office or any corresponding foreign office or agency, requested by Buyer at any time to evidence, maintain, record, perfect, document or enforce Seller’s interest in the Seller Intellectual Property or otherwise in furtherance of the provisions of this Agreement and the transactions contemplated hereby.

7.5 Company Name. Seller expressly agrees that, on and after the Closing Date, Seller shall not have any right, title or interest in any trade names, Trademarks, identifying logos or service marks employing the word “Jet X Aerospace LLC” or any variation thereof or any other Trademarks, service marks, product line names, trade dress or other Intellectual Property rights owned by Seller or confusingly similar thereto. Seller agrees that without the prior written consent of Buyer they will not (nor will any of their Affiliates) make any use of the word “Jet X Aerospace LLC” or any variation thereof from and after the Closing Date.

7.6 Access Codes and Combinations. Immediately following the Closing, Seller shall cooperate with and notify Buyer with regard to all source and access codes to computers and computer software that are owned or licensed by Seller, combinations to safe(s) used in the Business or otherwise owned by Seller, and the location of keys to safe deposit boxes used in the Business or leased by Seller, and keys to any vehicles owned or leased by Seller, if any.

7.7 Necessary Consents. Buyer shall use their reasonable best efforts to obtain, at its own expense, those authorizations, consents, orders and approvals of, and give those notices to and make all filings with, all Governmental Authorities and other Persons referenced in Sections 5.4, and 5.6 and those set forth in Schedules 5.4, and 5.6, as applicable, and such other authorizations, consents, orders, and approvals of, notices to and filings with Governmental Authorities that may be or become necessary or advisable for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby. Each Party shall cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. The Parties shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any such required authorizations, consents, orders or approvals.

10

7.8 Release of Liens. At or prior to the Closing Date, Seller shall cause all Liens on the Assets (other than Permitted Liens) to be released and terminated. Seller shall provide to Buyer evidence of such release and termination of Liens, as reasonably requested by Buyer.

7.9 All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, to cause the conditions to Closing set forth in Article IX hereof to be satisfied. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, each party to this Agreement shall take all such action.

7.10 Ordinary Course. From the Effective Date through the Closing Date, Seller and Seller Members shall carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with the Business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, maintain its properties and other assets in good working condition (normal wear and tear excepted), keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions contemplated hereby

ARTICLE VIII

SURVIVAL;INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties of Seller and the Seller Members contained in this Agreement and the other Acquisition Documents shall survive the Closing until the first (1st) anniversary of the Closing Date, regardless of any investigation made by or on behalf of Buyer or the knowledge of any of Buyer’s Affiliates, officers, directors, employees, agents or representatives; provided, however, that the Core Representations shall survive indefinitely. Neither the period of survival nor the liability of Seller with respect to the representations and warranties of Seller hereunder shall be reduced by any investigation made at any time by or on behalf of Buyer, by any materials provided by Seller to Buyer in connection with Buyer’s due diligence investigation of Seller, or by any information disclosed in any Schedule hereto. If written notice of a claim has been given by Buyer to Seller prior to the expiration of the applicable representations and warranties as set forth in this Section 8.1, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

8.2 Indemnification by Seller and Seller Members. Buyer and its Affiliates, directors, officers, stockholders, employees, agents, successors and assigns (collectively, “Buyer Indemnified Parties”) shall be indemnified and held harmless by Seller and Seller Members, jointly and severally, from and against any and all Liabilities, losses, diminution in value, Taxes, damages, Claims, assessments, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any Claim for damages brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

11

(a) the breach of any representation or warranty made by Seller contained in this Agreement or any of the other Acquisition Documents (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein);

(b) the breach of any covenant or agreement made by Seller contained in this Agreement or any of the other Acquisition Documents;

(c) notwithstanding any disclosure in this Agreement (including, in any Schedules), and notwithstanding any specific indemnity provision in this Section 8.2, any Excluded Liability or Excluded Asset;

(d) notwithstanding any disclosure in this Agreement (including in any Schedule), any Claim arising from or related to the presence, generation, emission, storage, treatment, transport, or disposal of any Hazardous Substance from, to, at, on, at or under (i) Seller’s Leased Real Property prior to the Closing Date or (ii) any other real property that any Seller or any of its Affiliates directly or indirectly owns, leases or occupies or in respect of which such Person has any interest or contingent interest, whether prior to or after the Closing Date, and Liabilities arising under Environmental Requirements;

(e) any Taxes relating to the Seller in the conduct of Seller’s Business, including Taxes related to the transactions set forth in this Agreement and any failure of Seller to comply with so called “bulk sales” or “tax clearance” requirements applicable to the transactions contemplated hereby; and

(f) any action, suit or proceeding relating to the foregoing.

To the extent that any of Seller’ or Seller Members’ undertakings set forth in this Section 8.2 may be unenforceable, Seller and Seller Members, severally and jointly, shall contribute the maximum amount that they are permitted to contribute under Applicable Law to the payment and satisfaction of all Losses described in this Section 8.2.

8.3 Indemnification by Buyer. Seller and Seller members shall be indemnified and held harmless by Buyer from and against any and all Losses actually suffered or incurred by Seller (including any Claim brought or otherwise initiated by Seller), arising out of or resulting from:

(a) the breach of any representation or warranty made by Buyer contained in this Agreement; or

(b) the breach of any covenant or agreement made by Buyer contained in this Agreement.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to Obligations of Buyer. All obligations of Buyer under this Agreement are subject to the fulfillment (or waiver by Buyer), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties of Seller and Seller Members. The representations and warranties of Seller and Seller Members contained herein, shall be true and correct in all material respects (provided that any of such representations and warranties that are qualified as to materiality shall be true, correct and complete in all respects) as of the Closing Date.

12

(b) Performance of Seller’s Obligations. Seller shall have delivered all documents and agreements described in Section 4.2 and shall have otherwise performed in all material respects all obligations required under this Agreement, including under Section 7, by them on or prior to the Closing Date.

(c) Pending Proceedings. No statute, rule or regulation shall have been enacted, promulgated or be pending which prohibits the consummation of the transactions contemplated by this Agreement, and no injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect or pending.

(d) No Material Adverse Effect. There shall not have occurred, nor shall there be reasonably expected to occur, any Material Adverse Effect.

(e) Due Diligence Review. Buyer shall have completed to its satisfaction its due diligence review of Seller and the Assets.

(f) Indebtedness. Other than with respect to all Indebtedness that will be settled and satisfied as a result of and at the time of the Closing, all Indebtedness of Seller shall have been satisfied and extinguished.

(g) Bank Settlement and Release. Seller and Heartland Bank and Trust shall have entered into a comprehensive settlement and release agreement pursuant to which Heartland Bank and Trust shall have agreed to cancel all Seller debt owed to it and related Liens and forever release Seller from any and all claims relating to such debt for consideration and payment received.

(h) Bank Escrow Agreement. Seller, Buyer and Heartland Bank and Trust shall have entered into the Escrow Agreement pursuant to which Heartland Bank and Trust shall deposit the Lien Release into escrow.

(i) Funding. Buyer shall have completed a registered or qualified (Regulation A) public offering or a private placement or bank financing and shall have received equity and/or debt funding, from the public offering or otherwise, in the amount of at least $2,500,000.

9.2 Conditions to Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment (or waiver by Seller), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties of Buyer. The representations and warranties of Buyer contained herein shall be true and correct in all material respects (provided that any of such representations and warranties that are qualified as to materiality shall be true, correct and complete in all respects) as of the Closing Date.

(b) Performance of Buyer’s Obligations. Buyer shall have delivered all documents and agreements described in Section 4.3 and shall have otherwise performed in all material respects all obligations required under this Agreement to be performed by Buyer on or prior to the Closing Date.

(c) Pending Proceedings. No statute, rule or regulation shall have been enacted, promulgated or be pending which prohibits the consummation of the transactions contemplated by this Agreement, and no injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect or pending.

13

(d) Bank Escrow Agreement. Seller, Buyer and Heartland Bank and Trust shall have entered into the Escrow Agreement pursuant to which Buyer shall deposit the $900,000 Purchase Price balance into the Escrow Account.

(e) Funding. Buyer shall have completed a registered or qualified (Regulation A) public offering or a private placement or bank financing and shall have received equity and/or debt funding, from the public offering or otherwise, in the amount of at least $2,500,000.

ARTICLE X TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of the Buyer and Seller;

(b) by either of Buyer or Seller if there has been a material misrepresentation or breach of covenant or agreement contained in this Agreement on the part of the other and such breach of a covenant or agreement has not been promptly cured after at least seven (7) day’s written notice is given;

(c) by Buyer if any of the conditions set forth in Sections 7 and 9.1 shall not have been satisfied before the 30th day following the Effective Date (the “Outside Date”), or such later date as Buyer and Seller shall mutually agree in writing; or

(d) by Seller if any of the conditions set forth in Section 9.2 shall not have been satisfied before the Outside Date, or such later date as Buyer and Seller shall mutually agree in writing.

ARTICLE XI

GENERAL PROVISIONS

11.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the other Acquisition Documents and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

11.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by registered or certified mail (postage prepaid, return receipt requested) or by electronic mail (upon confirmation of receipt) to the respective parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.2:

If to Seller:	Jet X Aerospace LLC 400 N. York Road Bensenville, IL 60106

With copy to:	Law Offices of Joel Rabb & Associates, Ltd 221 N. LaSalle St. Suite 1320
Chicago, Illinois 60601 Attention: Joel Rabb

14

If to Buyer:	ASI Aviation, Inc.
11921 Freedom Drive, Suite 550
Reston, VA 20190

With copy to:	BEVILACQUA PLLC
1050 Connecticut Avenue, NW Suite 500 Washington, DC 20036 Attention: Louis A. Bevilacqua, Esq. Email: lou@bevilacquapllc.com

11.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.4 Entire Agreement. This Agreement and the other Acquisition Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements (including that certain Asset Purchase Agreement of the parties dated February 10, 2020, as amended) and undertakings, both written and oral, between or among the Parties with respect to the subject matter hereof and thereof.

11.5 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Buyer and Seller (which consent may be granted or withheld in the sole discretion of Buyer or Seller) and any such assignment or attempted assignment without such consent shall be void; provided, however, that Buyer may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of Buyer without the consent of Seller. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.6 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Buyer and Seller, or (b) by a waiver in accordance with Section 11.7.

11.7 Waiver. Either of Buyer, on the one hand, and Seller, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered by the other Party pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Buyer and Seller. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

15

11.8 No Third Party Beneficiaries. Except for the provisions of Article VIII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

11.9 Specific Performance. The Parties acknowledge and agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury may be caused for which monetary damages would not be an adequate remedy. Accordingly, in addition to any other right or remedy to which each Party may be entitled, at law or in equity, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia.

11.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACQUISITION DOCUMENTS. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ACQUISITION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

11.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.13 Attorney Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party rising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including actual attorneys’ fees, accounting and engineering fees, and any other professional fees resulting therefrom. The term “prevailing party” means that party whose position is substantially upheld in a final judgment rendered in any litigation, or, if the final judgment is appealed, that party whose position is substantially upheld by the decision of the final appellate body.

11.14 Counterparts, Delivery by PDF. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of PDF email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of PDF email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of PDF email as a defense to the formation of a contract and each such Party forever waives any such defense.

[SIGNATURE PAGES FOLLOW]

16

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

SELLER:	BUYER:

JET X AEROSPACE, LLC	ASI AVIATION, INC.

By:	By:
Printed Name:	Printed Name:
Title:	Title:

SELLER MEMBERS:

By:
Printed Name:	David S. Carver

By:
Printed Name:	Demetri Xydas

By:
Printed Name:	Jayson Carver

Signature Page to Asset Purchase Agreement

APPENDIX I

DEFINITIONS

As used in the Agreement (including, without limitation, the preamble and Recitals set forth above), the capitalized terms set forth in this Appendix I shall have the respective meanings specified below:

“Accounts Payable” means the trade accounts payable incurred in the Ordinary Course of Business.

“Acquisition Documents” means this Agreement and all other agreements, documents, instruments, and certificates to be entered into or delivered by any Party in connection with the consummation of the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any particular Person, any other Person Controlling, Controlled by, or under common Control with, such particular Person.

“Agreement” has the meaning specified in the Preamble of this Agreement.

“Applicable Law” or “Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative rule, administrative order, administrative interpretation, regulation, order, writ, injunction, directive, judgment, procedure, process, permit, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

“Assets” has the meaning specified in Section 2.1(a) of this Agreement.

“Assumed Contracts” has the meaning specified in Section 2.1(a)(v) of this Agreement.

“Assumed Obligations” has the meaning specified in Section 2.1(c) of this Agreement.

“Business” has the meaning specified in the Recitals of this Agreement.

“Buyer” has the meaning specified in the Preamble of this Agreement.

“Buyer Indemnified Parties” has the meaning specified in Section 8.2 of this Agreement.

“Claim” means any and all threatened or actual actions, arbitrations, suits, petitions, appeals, demands, hearings, demand letters, inquiries, charges, sanctions, customer complaints, claims (both under contract or in tort), liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Closing” has the meaning specified in Section 4.1 of this Agreement.

“Closing Date” has the meaning specified in Section 4.1 of this Agreement.

“Closing Payment” has the meaning specified in Section 3.1(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

Appendix I – Page 1

“Contract” means all contracts (including, without limitation, any and all agreements and contracts with customers or clients of Seller), leases, licenses, subcontracts, notes, options, indentures, agreements, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Seller is a party, directly or indirectly, or by which Seller or any of its properties or assets may be bound.

“Control”, “Controlled” and “Controlling” means, with respect to a Person, the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Core Representations” means the representations and warranties made pursuant to Sections 5 and 6.

“Domain Names” shall mean all rights to Uniform Resource Locators and Web site addresses and domain names.

“Effective Date” has the meaning specified in the Preamble of this Agreement.

“Encumbrances” any and all mortgages, Liens, pledges, security interests, encumbrances, community property interests, conditions, equitable interests, options, warrants, attachments, rights of first refusal, preemptive, conversion, put, call or other claim or rights, restrictions on use, voting, receipt of income, transfer (other than restrictions imposed by federal and state securities laws) or exercise of any other attribute of ownership or liens or charges of any kind or nature whatsoever.

“Environmental Requirements” shall mean all Applicable Laws concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any hazardous materials, substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” under Section 414 of the Code.

“Excluded Assets” has the meaning specified in Section 2.1(b) of this Agreement.

“Excluded Contracts” has the meaning specified in Section 2.1(a)(v) of this Agreement.

“Excluded Liabilities” has the meaning specified in Section 2.1(d) of this Agreement.

“GAAP” means generally accepted accounting principles, consistently applied, as used in the United States of America as in effect at the time any applicable financial statements were or are prepared or any act requiring the application of GAAP.

“Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

Appendix I – Page 2

“Governmental Order” means any order, ruling, writ, judgment, injunction, directive, memorandum of understanding, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” means and includes, but is not limited to, any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect under any present or future Applicable Law or that may have a negative impact on human health or safety due to environmental conditions, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, lead based paint and mold and any other chemical, waste, substance or material listed in or regulated by or identified in any Environmental Requirement, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations and otherwise in compliance with all Applicable Law.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any equity interests of such Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (h) all Indebtedness of others referred to in clauses (a) through (g) above (1) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person, or (2) secured by any Lien on any asset of such Person.

“Intellectual Property” means any and all Patents, Trademarks, Trade Names, Domain Names, Web Sites, inventions, technical data, computer programs, software, hardware, middleware, service- oriented architectures, modules, schematics, specifications, diagrams, applications, patterns, plans, representations, models, operations management procedures, industrial designs, know-how, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, confidential information, Proprietary Information and trade secrets, whether or not patented or patentable; copyrights, writing and other copyrightable works and works in progress, databases, software and website content; all moral rights and other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world; all registrations and applications for registration of any of the foregoing; and any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world, in each case, that is owned by Seller or used by it in the conduct of the Business.

“Inventory” means all inventories of Seller, wherever located, including all office supplies and all other materials and supplies used by Seller in the conduct of its Business.

“IRS” means the Internal Revenue Service.

Appendix I – Page 3

“IT Assets” means computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge” (including the word “Known” and the phrase “to the Knowledge of” and words or phrases of similar import) means, with respect to Seller, the knowledge of the managers, officers and members of such Seller. For purposes of this definition, a Person will be deemed to have knowledge of a particular fact or other matter if (a) such Person is actually aware of that fact or matter; or (b) a prudent individual in such Person’s position could be expected to have knowledge of or to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

“Leased Real Property” has the meaning specified in Section 5.6 of this Agreement.

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, or determined or determinable, including those arising under any Applicable Law, Claim, or Governmental Order and those arising under any Contract, including, but not limited to, credits and other reductions to accounts receivable of Seller arising from the Business.

“Lien” means any mortgage, lien, pledge, security interest, conditional sale agreement, charge, claim, easement, right, condition, restriction, option or other legal or equitable encumbrance or defect of title of any nature whatsoever (including, without limitation, any assessment, charge or other type of notice which is levied or given by any Governmental Authority and for which a Lien could be filed).

“Loss” has the meaning specified in Section 8.2 of this Agreement.

“Material Adverse Effect” means any change, event, development, occurrence, circumstance or effect on Seller that, individually or in the aggregate, (a) is or is reasonably likely to be materially adverse to the Business, assets, operations, customer relationships, condition (financial or otherwise), results of operations, or prospects of Seller, or (b) is reasonably likely to affect adversely or delay the ability of Seller to perform its obligations under this Agreement or to consummate any of the transactions contemplated by the Acquisition Documents.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating or limited liability company operating agreement and the articles or certificate of organization or formation of a limited liability company; (e) the trust agreement or other document of similar import of a trust, (f) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (g) any amendment to any of the foregoing.

“Outside Date” has the meaning given to it in Section 10.1(c).

“Party” has the meaning specified in the Preamble of this Agreement.

“Patents” shall mean patents (including all non-provisionals, reissues, reexaminations, divisionals, continuations, continuation in parts, renewals, substitutes and extensions thereof), utility models, design patents, provisional patent applications, non-provisional patent applications and disclosures in the United States and in all foreign countries and under all international conventions, including the Patent Cooperation Treaty.

Appendix I – Page 4

“Permitted Liens” means adequate Encumbrances imposed by Applicable Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the Ordinary Course of Business securing obligations that (i) are not overdue for a period of more than thirty (30) days and (ii) have been disclosed to Buyer in writing and are not in excess of Five Hundred Dollars ($500) in the case of a single property or One Thousand Five Dollars ($1,500) in the aggregate at any time; and (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

“Permits” mean all franchises, authorizations, consents, approvals, identification numbers, licenses, registrations, certificates, certifications, orders, permits or other rights and privileges issued by any Governmental Authority.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, organization or Governmental Authority.

“Plans” means each bonus, deferred compensation, incentive compensation, equity incentive, severance pay, medical, life or other health and welfare benefit, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller or by any ERISA Affiliate for the benefit of any employee, independent contractor, or consultant or former employee, independent contractor, or consultant of Seller, whether formal or informal unless such plan, program, agreement or arrangement has been terminated, and neither Seller nor any ERISA Affiliate has any continuing liability thereunder.

“Proprietary Information” means any trade secrets, Know How, technology, processes, formulas, computer programs, customer lists, supplier lists, business or marketing plans or projections, or other confidential or proprietary business information used in or associated with the Business.

“Purchase Price” has the meaning specified in Section 3.1(a) of this Agreement.

“Real Property Lease” has the meaning specified in Section 5.15 of this Agreement.

“Receivables” means: (i) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of good shipped or products sold or services rendered to customers of Seller, in each case together with any unpaid financing charges accrued thereon; (ii) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, in each case together with any unpaid financing charges accrued thereon; and (iii) any Claim, remedy or other right related to any of the foregoing.

“Seller Intellectual Property Rights” has the meaning specified in Section 5.9 of this Agreement.

“Seller IP Agreements” means all Contracts concerning Intellectual Property or IT Assets, including all (a) licenses of Intellectual Property granted by Seller to any third party, (b) licenses of Intellectual Property granted by any third party to Seller, (c) Contracts between Seller and any third party relating to the development or use of Intellectual Property or IT Assets, the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices with respect to Internet websites, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property or IT Assets.

“Seller” has the meaning specified in the Preamble of this Agreement.

Appendix I – Page 5

“Seller Members” means David Carver, Jayson Carver and Demetri Xydas.

“Tax” means any of the Taxes and “Taxes” means (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all estimated, gross receipts, sales, use, ad valorem, transfer, franchise, lease, license, withholding, payroll, employment, unemployment, social security, workers’ compensation, capital stock, net worth, value added, gains, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, levies, duties, tariffs, imposts, like assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any Taxing Authority and (b) any Liability for the payment of any amount of the type described in the immediately preceding clause (a) above as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Returns” means all returns, declarations, reports, election estimates, and information statements and returns required or permitted to be filed with a Governmental Authority relating to Taxes, including, but not limited to, original returns and filings, amended returns, claims for refunds, information returns, ruling requests, administrative or judicial filings, accounting method change requests, responses to revenue agents’ reports (federal, state, foreign, municipal or local) and settlement documents, and any schedules attached to any of the foregoing.

“Taxing Authority” means any Governmental Authority responsible for the imposition or regulation of any Tax (domestic or foreign).

“Trade Names” shall mean any names under which Seller does business, including without limitation any corporate names, names under which Seller is qualified to do business, fictitious names, assumed names, and trade names, used by the applicable Person.

“Trademarks” shall mean (i) brand names, trademarks, service marks, slogans, taglines, trade dress, logos, graphics, packaging, designs, domain names, Uniform Resource Locators, and registrations thereof, pending applications for registration thereof and such unregistered rights with respect thereto in the United States and in all foreign countries and under all international systems, conventions and treaties, including the Madrid system, Trademark Law Treaty, Community Trade Mark system, TRIPS and Paris Convention, which are proprietary to the Person or used in such Person’s business, and (ii) the good will of the business associated with such Trademarks.

“Web Sites” shall mean all web sites owned by Seller, including all designs for such web sites, all underlying code for such web sites, and all contents of such web sites and other similar materials.

Appendix I – Page 6

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT AND BILL OF SALE

BILL OF SALE, ASSIGNMENT AND
ASSUMPTION AGREEMENT

This Bill of Sale, Assignment and Assumption Agreement (the “Agreement”) is made effective as of [_______], 2020 by and among [_______] (“Seller”) and [_______] (“Buyer”).

BACKGROUND

Buyer and Seller have entered into an Asset Purchase Agreement dated [________], 2020 (the “Asset Purchase Agreement”) whereby Seller has agreed to sell, transfer, and deliver to Buyer all rights, title and interest in and to the Assets and Buyer has agreed to assume the Assumed Obligations.

AGREEMENT

In consideration of the mutual covenants and conditions set forth in this Agreement and in the Asset Purchase Agreement, Seller and Buyer agree as follows:

1. Defined Terms. Capitalized terms used in this Agreement, unless otherwise defined in this Agreement, have the meanings assigned to them in the Asset Purchase Agreement.

2. Sale and Assignment. Seller does hereby sell, transfer, convey, assign and deliver to Buyer, its successors and assigns, and Buyer hereby purchases, acquires and accepts from Seller, all rights, title and interest in and to the Assets, free and clear of all Encumbrances, other than Permitted Liens, to have and to hold unto Buyer, its successors and assigns, to its and their own use and enjoyment forever. Without limiting the generality of the foregoing, the Assets are as specifically listed on Exhibit A hereto.

3. Assumption. Buyer hereby assumes the Assumed Obligations and shall subsequently pay, discharge and perform when lawfully due the Assumed Obligations. Buyer shall not assume or otherwise be responsible for any other liabilities or obligations of Seller or any of their Affiliates of any nature whatsoever, including the Excluded Liabilities.

4. Subject to Asset Purchase Agreement. The Assets and Assumed Obligations are being delivered for good and valuable consideration pursuant to the terms and conditions of the Asset Purchase Agreement, and nothing herein shall in any way waive, limit, expand, modify, supersede or otherwise affect the terms and conditions contained in the Asset Purchase Agreement. In the event of any conflict or other difference between the Asset Purchase Agreement and this Agreement, the provisions of the Asset Purchase Agreement shall control.

5. Further Assurances. Each of the parties to this Agreement agrees to execute and deliver such other instruments or documents and take such other actions as shall be reasonably necessary to carry out the purposes and intent of this Agreement.

6. Governing Law. The governing law of this Agreement shall be as set forth in Section 11.10 of the Asset Purchase Agreement

7. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

8. Headings. The headings in this Agreement are solely for the purpose of reference, are not a part of the Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. This Agreement may be executed by, and the transactions contemplated hereby may be closed by, the delivery of facsimile copies of the signature parties hereto.

[Signature page to follow]

Exhibit A - Page 2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth on the first page of this Agreement.

SELLER:

JET X AEROSPACE, LLC

Dated: October 19, 2020	By:
Name:
Title:

BUYER:

ASI AVIATION, INC.

Dated: October 19, 2020	By:
Name:
Title:

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

Exhibit A

Seller Assets

EXHIBIT B

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (this “Agreement”) is effective as of the date set forth below, by and between ASI AVIATION, INC., a Nevada corporation (the “Company”) and JET X AEROSPACE, LLC, an Illinois Limited Liability Company (“Assignor”) (collectively, the Company and Assignor are referenced herein as the “Parties”).

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:

1. Ownership. Assignor acknowledges and agrees that the Company owns all rights, including, without limitation, all trade secrets, copyrights, patents and other intellectual property rights in and to all processes, inventions, improvements, enhancements, methodologies, designs, specifications, and other works of authorship, along with any and all work product directly contributed to the work product, including, but not limited to, all copyrights, trademarks, service marks, economic rights, patent rights, and trade secrets rights throughout the world in perpetuity, of any kind of or character and the right to prosecute and recover damages for any past, present or future infringements or other violations thereof arising out of, that resulted from, or were derived from, Assignor’s employment at the Company or Assignor’s provision of services to the Company in connection with any employment agreement, independent contractor agreement, consulting engagement or otherwise (collectively “Work Product”).

2. Assignment. To the extent that the Company does not already own the Work Product, Assignor hereby assigns, transfers, conveys, contributes and delivers to the Company, or its designee, irrevocably and in perpetuity, any and all right, title, goodwill and interest that Assignor may have in and to the Work Product throughout the world, in all media whether now known or later developed. At the request of the Company, Assignor shall promptly and without additional compensation take all actions and execute any and all documents or instruments that the Company deems necessary or appropriate to apply for, obtain, and enforce intellectual property rights in the Work Product in the United States or any foreign country, the expenses for which will be borne by the Company. Assignor agrees that the Company shall have the unlimited right, in its sole discretion, to use, publish, copy, add to, subtract from, arrange, revise, alter, modify, distribute, transfer, create derivative works based on and otherwise exploit for any purpose, any and all of the Work Product, in any and all manner and media throughout the world in perpetuity, including but not limited to distribution, publication and use on the Internet. Assignor hereby waives the benefits of any provisions of law known as the “droit moral,” “moral rights” or any similar law. Nothing contained herein shall require the Company to exercise or exploit any of its rights in or to the Work Product. The above waiver applies to any and all uses of the Work Product by the Company in any manner or media throughout the world.

3. Severability. Assignor agrees that the provisions of this Agreement are fair and reasonable and are reasonably required for the protection of the Company. If any provision of this Agreement is held to be invalid or unenforceable by a judicial order for any reason, such action shall not affect the validity or enforceability of the remaining provisions hereof and, without limiting the foregoing, any such holding shall in no event preclude the Company from enforcing the provisions hereof to such extent not inconsistent with or prohibited by said judicial order.

4. Successors. This Agreement may be assigned, in whole or in part, by the Company without the consent of Assignor to any person, firm, corporation or other entity which may become a successor in interest to the Company in the business presently operated by it (or that portion of this business to which Assignor is connected) or which may acquire all or substantially all of the Company’s assets or a majority of the Company’s voting capital stock (whether by merger, consolidation, stock purchase or otherwise). This Agreement shall be binding on Assignor, and Assignor’s heirs, executors, assigns, and administrators, and shall inure to the benefit of the Company and its successors and assigns.

5. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with respect to the matters contemplated herein (but does not purport to set forth all of the terms and conditions of Assignor’s engagement or service relationship with the Company) and shall not be modified or amended except by the written agreement of the parties.

6. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or electronic transmission in portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

7. Governing Law; Dispute Resolution. This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the laws of the State of Illinois relating to conflict of laws. In the event of any dispute whatsoever arising as to the interpretation of any provision of this Agreement or arising as to the rights, duties or obligations of any of the parties hereto in connection with any provision of this Agreement, such dispute shall be resolved exclusively by submission of such dispute to any state or federal court located in Chicago, Illinois. In any action or proceeding arising out of or relating to this Agreement, the parties agree that the prevailing party in the proceeding or action shall be entitled to an award of all reasonable attorneys’ fees and costs incurred by the prevailing party. As used in this Agreement, the term “prevailing party” means that party whose position is substantially upheld in a final judgment rendered in any litigation, or, if the final judgment is appealed, that party whose position is substantially upheld by the decision of the final appellate body that considers the appeal.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have signed this Intellectual Property Assignment Agreement as of the date set forth below.

Dated:___________, 2020

ASI AVIATION, INC
A Nevada corporation

By: ____________________________________________

Its: ____________________________________________

Printed Name: ____________________________________

Address: ________________________________________

_________________________________________

JET X AEROSPACE, LLC
A Illinois Limited Liability Company

By: ____________________________________________

Its: ____________________________________________

Printed Name ____________________________________

Address: ________________________________________

_________________________________________

SCHEDULE 2.1(c)(iv)

Accounts Payable List

Payable list as of September 30, 2020 will be adjusted on or prior to Closing

Schedule 3.1(a)(i)(c)

Payments to Outstanding Creditors

David S. Carver None

Demetri Xydas None

Jayson Carver None

List Of Credit Cards

Chase Freedom Visa (6880)

Bank of America (6927)

Bank of America (7954)

Capital One Visa (8289)

Chase Ink (7625)

Chase United (0026)

Citgo WEX Bank

AmEx D. (2007) & (7003) - (Xydas)

Chase Visa (4425) & (5426) (Xydas)

Citi AAdv Mastercard (5383) (Xydas)

Spirit (6551) - (Xydas)

SCHEDULE 5.1

Qualified & List of Officers and Directors

David S. Carver – Member of Limited Liability Company

Demetri Xydas – Member of Limited Liability Company

Jayson Carver – Member of Limited Liability Company

SCHEDULE 5.6

Real Property Leases

Summary of Term

Lessor / Lessee

Effective

Term Rate

Improvement

Assignment of Lease

SCHEDULE 5.8

Receivable List

Receivable List as of August 31, 2020 will be updated on or prior to closing

	1 - 30	31 - 60	61 - 90	> 90	TOTAL
AAR A/C SERVICES-OKC
ADVANTAGE AVIATION SERVICES
AERO INSTRUMENTS & AVIONICS
Aeronautical Support
Air Transport International
Airpac Enterprises (C)
AOG Logistics
AUTO 500
AvDUCT Worldwide
CAVALIER AEROSPACE
Close Air Support
EMC AEROSPACE
G&S INSTRUMENTS & ACCESSORIES
Live Aerospace
MAGNETIC MRO
Mitchell Aircraft
National Airlines
Palm Aerospace
Paz Aviation, Inc.
PTR - Professional Technologies Repairs
RIDGE AERO
SAFETECH (IND)
SKY AIRLINE
STS Component Solutions LLC
WAHOO AVIATION	824,373.30	6,550.39	0.00	10,670.04	841,593.73

SCHEDULE 5.9

Intellectual Property Used In the Business

Jet X Aerospace, LLC is registered in Illinois with the Secretary of State File number: 00406503

Domain Name: JetXAerospace.com is registered with HOVER.com

Domain Name: JetXAero.com is registered with GoDaddy.com

Domain Name: JetX.aero is registered with Dotster.com

SCHEDULE 5.11

List of all Employees, Independent Contractors and Consultants

Mark von Husen, Full time

Christopher Spaid, Full time

Wayne Brian Aranza, Full time

Catherine Toye, Part time

Fred von Husen, Independent Contractor

SCHEDULE 5.12

List of Seller’s Insurance Policies

LLOYD’s LONDON – Polaris Enterprise Group (General Liability)

Granite State Insurance Co. (Property)

Erie Ins. Co. (Truck)

BlueCross & BlueShield of IL (Major Medical)

Guardian (Life & Disability)

AmTrust (Workers’ Comp.)

SCHEDULE 5.13

Banking Information

Bank Acct. Information:

Heartland Bank & Trust Co.

Acct. Name: Jet X Aerospace, LLC

Acct. Nbr: 0102373000

ABA Routing Nbr: 071112066

Authorized Signors:

David Carver

Jayson Carver

Demetri Xydas

BANK OF AMERICA N.A.

Acct. Name: Jet X Aerospace, LLC

Acct. Nbr: 291011458340

ABA Routing Nbr: 026009593

ACH Routing: 071103619 /081904808 (paper & electronic)

SWIFT code: BOFAUS3N

Authorized Signors:

Demetri Xydas

Jayson Carver

David Carver

JP MORGAN CHASE BANK NA

Acct. Name: Jet X Aerospace, LLC

Acct. Nbr: 643557655

ABA Routing Nbr: 021000021

ACH Routing Nbr: 071000013

SWIFT: CHASUS33

Authorized Signors:

David Carver

Demetri Xydas

Jayson Carver

SCHEDULE 5.14

List of Major Customer and Major Suppliers

Alphabetical list of Major Customers

AAR A/C SERVICES-OKC
Accent Air, Inc
AERO ZONE, INC.
AEROLEASE AVIATION, LLC
Air Station Aviation, Inc.
AIRCRAFT 28054
Alpari LLC
AOG Logistics
Applied Aerospace Solut.
APS Air Parts Services - Miami
AUTO 500
AVFLEX CORP
Broadwing Aviation
CAL/UAL
COMPONENT OVERHAUL
DHL NETWORK OP.
Everts Air Cargo
FAA
Fortress
ICELANDAIR TECHNICAL
SERVICES
INTERAERO INC.
InterSky
JET ONE AEROSPACE
MidAmerican Aerospace Ltd.
Mitchell Aircraft
National Airlines
NEXGEN AERO
OPEN SKIES
Palm Aerospace
PRIME AIR, INC (FL)
SKY Av. Mngmt
Star Aviation, Inc.
SUMMIT AEROSPACE
Unical Aviation
WAHOO AVIATION

Alphabetical List of Major
Vendors
AAR Aircraft & Turbine Center
Aero Trade (V)
Aero-Zone, Inc.
AerSale, Inc.
Aircom Aviation Services
Airtech Int’l
Altus Global Av.
Ansett Aircraft Spares & Services
AOG Logistics (V)
APC AIRPLANE PARTS
Applied Aerospace Solutions
AVAIR
Aviall (V)
Aviation Airmotive
Aviation Resources
AvioSupport Avmat
AVPARTS INTERNATIONAL,INC.
Broward Aviation
Services, Inc.
Cara Aviation
Cascade Spares, Inc.
CAVU Aerospace
Chromalloy Material Commercial Aviation Int’l.
Crane Aerospace & Electronics
Cypress Air, Inc.
DASI
DMS
Duncan Aviation, Inc.
ESTERLINE
Exotic Metals
Fortek Aerospace, LLC
GECAS Asset Management Services
Genesis Aviation, Inc.

GLOBAL PARTS AERO
GM AIR
GRG AIRCRAFT
Honeywell International
Ikaros Aviation (V)
InterSky Precision Instruments
Intertrade
ITS INFINITY TRADING
Jet International Co., LLC
JET TECH INT’L
JMF GLOBAL
Kaycee Aerospace
Kellstrom Aerospace
LRT, Inc.
LUFTHANSA TECH - FL
Mach 2 Corp
Magellan
MidAmerican Aerospace (V)
MILLENNIUM INT’L
Mitchell Aircraft (V)
Nearest Exit, LLC
New Gen Aerospace Corp. (V)
NWASg
OH Capital Assets, Inc.
OnAV
ORANGE AERO
Pacific Aerospace LLC
PAR AVION LLC
PAZ Aviation
Pratt & Whitney Services, Inc.
Prime Air, Inc.
Sagem Avionics
Seal Dynamics (V)
Sentry Aerospace Corporation
SPIRIT AVIATION SERVICES INC
STS Component Solutions LLC (V)
SUMMIT AEROSPACE (V)
TEMCO
Textron Aviation
TOTAL AIR
TOUCHDOWN AV. US
TRANSGROUP
INTERNATIONAL
TrueAero
Turbo Resources Int’l
Unical Aviation, Inc.
Universal Asset Management (V)
UTC Aerospace Systems
Vaero Aviation Services (V)
VAS Aero Services LLC.
Wencor, LLC (V)
Wyatt Aerospace (V)